CONTACT:          Edward Heffernan

                                Chief Financial Officer

                                Alliance Data Systems

                                Tel: 972-348-5196

                                Stephanie Prince

                                Morgen-Walke Associates, Inc.

                                Tel: 212-850-5600

                                Press: Tony Good

                                Tel: 972-348-5425

ALLIANCE DATA SYSTEMS ANNOUNCES RECORD QUARTERLY REVENUE AND EBITDA

Revenue Rises 19% to $200.2 Million; EBITDA Increases 28%

Dallas, TX, October 17, 2001 – Alliance Data Systems Corp. (NYSE: ADS), today announced record results for its third quarter ended September 30, 2001.  Total third quarter revenue increased 19% to a record $200.2 million, compared to $168.8 million for the third quarter of 2000.

EBITDA for the 2001 third quarter increased 28% to $32.6 million compared to $25.5 million for the third quarter of 2000. Cash earnings for the third quarter increased 63% to $8.5 million, or $0.11 per share, compared to $5.2 million, or $0.09 per share, for the third quarter of 2000.  The Company’s financial results were not materially impacted by the events of September 11th.

“Our third quarter results clearly indicate that we are executing on the business plan that we presented during our IPO process,” commented J. Michael Parks, Chairman and Chief Executive Officer.  “We continue to perform well despite the slowing economy as our mix of complementary products and market sectors continue to fuel our growth.  In fact, all three business segments – Transaction Services, Credit Services and Marketing Services – contributed to our record results this quarter.”

Segment Review

Transaction Services revenue, which accounted for approximately half of this quarter’s revenue, rose 20% to $131.6 million compared to $109.3 million for the third quarter of 2000.  Transaction Services continues to perform ahead of expectations.  Growth was driven by a record-setting 715.5 million transactions processed in the quarter.  With regard to the second key revenue driver, statements generated, the Company generated significant growth in revenue per statement from the prior year as a result of the more complex and value-added needs of the Company’s client base.

Credit Services revenue, which accounted for approximately one-fourth of total revenue, increased 7% to $69.1 million compared to $64.4 million for the third quarter of 2000. Private label credit sales increased a solid 15% despite a weak retail environment.  Delinquencies and net charge-offs have remained stable from the second quarter.  Additionally, EBITDA grew 12%, resulting from solid portfolio and credit sales growth and from the recently completed  $900.0 million asset backed securitization.  The securitization resulted in lower funding costs and effectively locked in historically low fixed rates for the next three years.

Marketing Services revenue, also accounting for approximately one-fourth of total revenue, increased 16% to $53.4 million compared to $46.0 million for the third quarter of 2000.  Marketing Services revenue continues to be on target. Air Miles reward miles issued and redeemed each remain on pace for another year of double-digit growth.

Outlook

The Company reaffirms previous full year guidance of approximately $770 million of revenue, and now anticipates a slight improvement in EBITDA and cash earnings from previous guidance of low $120s million and low $30s million, respectively.

Regarding full year 2002, the Company expects to continue to achieve double-digit growth for revenue, EBITDA and cash earnings.  Specifically, the Company continues to target mid-teen growth for cash earnings per share, or approximately $0.59 - $0.60 per share. The Company is providing this guidance based on an assumption that the economic environment in both the United States and Canada will remain weak for the first half of 2002 with a rebound during the second half of 2002.

Conference Call

Alliance Data Systems will host a conference call on October 17, 2001 at 5:00 p.m. (Eastern) to discuss the Company’s third quarter results. The conference call will be available via the Internet at www.alliancedatasystems.com or www.vcall.com. Additionally, there will be several slides accompanying the webcast.  Please go to either website at least fifteen minutes prior to the call to register, download and install any necessary software. The webcast will be available until November 17, 2001.

About Alliance Data Systems

Based in Dallas, Alliance Data Systems is a leading provider of transaction services, credit services and marketing services, assisting retail, petroleum, utility and financial services companies in managing the critical interactions between them and their customers.  Alliance Data each year manages over 2.5 billion transactions and 72 million consumer accounts for some of North America’s most recognizable companies.  The Company also operates and markets the largest coalition loyalty program in Canada.  Alliance Data Systems employs over 6,000 associates at more than 20 locations in the United States, Canada and New Zealand.  For more information about the company, visit its web site, www.alliancedatasystems.com.

Safe Harbor Statement

Statements contained in this press release which are not historical facts may be forward-looking statements, as the term is defined in the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include, among other things, statements relating to growth strategy, global expansion, use of proceeds, dividend policy, projected capital expenditures, sales and marketing expenses, research and development expenditures, other costs and expenses, revenue, profitability, liquidity and capital resources, and development. Any and all of the forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors, including the risks outlined in the company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission, will be important in determining future results. Actual results may vary materially.

-tables to follow-

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended September 30,
	2001	2000	Change

Revenues	$200.2	$168.8	19%

EBITDA	$32.6	$25.5	28%

Cash earnings	$8.5	$5.2	63%

Weighted average shares outstanding - diluted	75.0	58.6	28%

Cash earnings per share	$0.11	$0.09	22%

Operating EBITDA (1)	$37.5	$25.0	50%

As of September 30, 2001

Cash and cash equivalents	$78.2
Redemption settlement assets	146.4
Intangible assets and goodwill, net	489.4
Total assets	1,489.9

Deferred revenue	315.8
Debt	270.2
Total liabilities	974.2
Stockholders' equity	515.7

(1)

Operating EBITDA is used as an indicator of cash flow from operations as it takes into account cash that has been received but for which revenue has not yet been recognized.  The definition of Operating EBITDA is consistent with the financial covenants contained in the Company’s major financing arrangements.

ALLIANCE DATA SYSTEMS CORPORATION

KEY INDICATORS AND SUMMARY SEGMENT DATA

(Unaudited)

(In millions)

	Three Months Ended September 30,
	2001	2000	Change

Segment Revenue:
Transaction Services	$131.6	$109.3	20%
Credit Services	69.1	64.4	7%
Marketing Services	53.4	46.0	16%
Intersegment	(53.9)	(50.9)	6%
	$200.2	$168.8	19%

Segment EBITDA:
Transaction Services	$19.6	$13.5	45%
Credit Services	5.5	4.9	12%
Marketing Services	7.5	7.1	6%
	$32.6	$25.5	28%

Transactions processed	715.5	643.9	11%
Statements generated	33.4	30.4	10%
Average core portfolio	$2,061.5	$1,897.0	9%
Private label credit sales	$963.5	$837.1	15%
Air Miles reward miles issued	535.1	497.7	8%
Air Miles reward miles redeemed	258.0	190.3	36%

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited), (In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
Revenues
Transaction and marketing services	$121.8	$104.9	$348.1	$306.2
Redemption revenue	30.0	21.4	80.6	60.1
Financing charges, net	40.2	37.9	119.3	122.2
Other income	8.2	4.6	15.3	12.7
Total revenue	200.2	168.8	563.4	501.2

Operating expenses
Cost of operations	156.0	136.0	443.4	398.7
General and administrative	11.6	7.3	29.2	23.2
Non-recurring items (2)	-	-	1.7	7.0
Depreciation and other amortization	7.9	7.0	21.3	19.1
Amortization of purchased intangibles	10.6	12.2	32.4	38.8
Total operating expenses	186.1	162.5	528.0	486.8

Operating income	14.1	6.3	35.4	14.4
Other non-operating expenses	-	-	-	2.5
Interest expense	6.1	9.9	24.3	28.2
Income (loss) before income taxes	8.0	(3.6)	11.1	(16.3)
Income tax expense	7.5	0.4	10.4	1.6
Income (loss) before extraordinary item	0.5	(4.0)	0.7	(17.9)
Loss from extinguishment of debt (less applicable income tax of $0.4 million)	-	-	(0.6)	-
Net income (loss)	$0.5	$(4.0)	$0.1	$(17.9)

EBITDA before non-recurring items	$32.6	$25.5	$90.8	$79.3
Cash earnings before non-recurring items (3)	$8.5	$5.2	$26.4	$18.2
Weighted average shares - Diluted (4)	75.0	58.6	65.4	58.5
Cash earnings before non-recurring items per share	$0.11	$0.09	$0.40	$0.31

(2)

Non-recurring items include: (a) $1.7 million ($1.0 million after tax) related to a non-cash compensation charge and (b) $7.0 million ($4.5 million after tax) in the first nine months related to the transition of Air Canada as our primary air travel reward supplier.

(3)

Cash earnings before non-recurring items is defined as income (loss) before extraordinary items, excluding non-recurring items and other non-operating expenses, plus amortization of purchased intangibles, net of the related tax benefit.

(4)	Assumes conversion of convertible preferred stock in 2000. The convertible preferred stock was converted to common stock following the IPO.

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